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                                                                    EXHIBIT 99.6


                              COMFORCE CORPORATION
                               2001 MARCUS AVENUE
                         LAKE SUCCESS, NEW YORK  11042


                               February 27, 1997

VIA FACSIMILE

HW Partners, L.P.
4000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas  75201

Attn:  Clark K. Hunt

Dear Mr. Hunt:

       This letter is intended to confirm the agreement of COMFORCE Corporation (the "Corporation") to amend the provisions of the Private Securities Subscription Agreements dated December 26, 19896 between the Corporation and
(i) Infinity Investors Ltd. ("Infinity") respecting Infinity's subscription for 394,286 shares of the Corporation's Common Stock ("Common Stock") (the "Infinity I Agreement"), (ii) Infinity respecting Infinity's subscription for 250,000 shares of Common Stock (the "Infinity II Agreement"), (iii) Fairway Capital Ltd. ("Fairway") respecting Fairway's subscription for 65,714 shares of Common Stock (the "Fairway Agreement"), and (iv) Seacrest Capital Limited ("Seacrest") respecting Seacrest's subscription for 100,000 shares of Common Stock (the "Seacrest Agreement"). The amendments herein set forth are conditioned upon the investment by Infinity and certain other investment funds advised by you ("Investor") of not less than $5.0 million in the Corporation's Subordinated Convertible Debentures ("Debentures"), immediately available funds for which will be received by the Corporation on or before 2:00 p.m. New York City time on February 27, 1997.

       1. All references in Sections 1(v) and 1(vi) of the Infinity II Agreement and the Seacrest Agreement to May 1, 1997 are changed to April 1, 1997. Notwithstanding anything to the contrary contained in such agreements or the related Registration Rights Agreements entered into by the parties, the Corporation shall not be required to include any of the common stock of the Corporation purchased by Infinity or Seacrest pursuant to the Infinity II Agreement and the Seacrest Agreement in an underwritten registration statement of the Corporation.

       2. All references in Sections 1(v) and 1(vi) of the Infinity I Agreement and the Fairway Agreement to April 30, 1997 are changed to March 31, 1997, and to May 1, 1997 are changed to April 1, 1997. Notwithstanding anything to the contrary contained in such agreements or the related Registration Rights Agreements entered into by the parties, the Corporation shall not be required to include any of the common stock of the Corporation purchased by Infinity or Fairway pursuant to the Infinity I Agreement and the Fairway Agreement in an underwritten registration statement of the Corporation.
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February 27, 1997
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       3.     In the event the Corporation shall fail to repay or redeem any
Debentures which have not been converted by the Investor into common stock by April 28, 1997, May 28, 1997, June 27, 1997 or July 27, 1997 (each a "Put
Option Date"), each of Infinity and Fairway shall have the option to require the Corporation to purchase from them (or any assignee of either of them that is advised by HW Partners), immediately upon demand on or after each Put Option Date, in cash, up to 98,571.5 shares and 16,428.5 shares, respectively, of the Corporation's common stock (each the "Specified Option Shares") for a purchase price equal to $10.00 per share (the "Put Option Price"); provided, however, in the event that the Corporation shall have previously paid to Infinity or Fairway pursuant to Section (vi) of the Infinity I Agreement or the Fairway Agreement the consideration therein provided (the "Payment Right Consideration") in cash, then the Put Option Price shall be reduced by the amount of the per share Payment Right Consideration previously paid in cash; and provided, however, in the event that the Corporation shall have previously paid to Infinity or Fairway pursuant to Section (vi) of the Infinity I Agreement or the Fairway Agreement the Payment Right Consideration in shares of the Corporation's common stock, the number of Specified Option Shares shall be proportionally increased by the number of shares issued per share as Payment Right Consideration (but the aggregate Put Option Price shall be calculated without reference to such additional shares). Notwithstanding anything to the contrary herein contained until April 28, 1997, the Corporation shall have the right to repurchase or redeem, immediately upon notice given at any time, in cash, for a purchase price equal to the Put Option price (adjusted as provided above) any or all of the shares of common stock issued to and then held by Infinity or Fairway pursuant to the Infinity I Agreement or the Fairway Agreement.



                                   Very truly yours,

                                   COMFORCE Corporation

                                   By:     /s/ Paul Grillo
                                       ---------------------------------------
                                   Title:   Vice President Finance & CFO
                                          ------------------------------------

Agreed and Acknowledged the
27th day of February, 1997

HW PARTNERS, L.P., advisor to
each of INFINITY INVESTORS LTD.,
SEACREST CAPITAL LIMITED and
FAIRWAY CAPITAL LTD.

By:    HW FINANCE, L.L.C.

By:       /s/ Clark K. Hunt
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       Clark K. Hunt, Manager